CSAM
10f-3 Report
For the Period April 1, 2001 through June 30, 2001



Fund    Offering                          T/D    Broker     Price

BZL     Embraer Aircraft Corp. ADR      6/18/01 JP Morgan  $40.01




Shares  % of Assets       % of Offering   Syndicate Member

3,100     0.40%            0.02%          CS First Boston